Exhibit 2.4
REPURCHASE AGREEMENT
          THIS REPURCHASE AGREEMENT (this “Agreement”) is made as of June 1, 2007, by and among, FX LUXURY REALTY, LLC, a Delaware limited liability company (the “Company”), CKX, Inc., a Delaware corporation (“CKX”), Flag Luxury Properties, LLC, a Delaware limited liability company (“Flag”), Robert F.X. Sillerman (“Sillerman”), Brett Torino (“Torino”), Paul C. Kanavos (“Kanavos” and together with Flag (but subject to Section 4(d)(iii) hereof), Sillerman, Torino and Kanavos, collectively, the “Flag Parties”). Reference is made to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of June 1, 2007, by and among the Company, CKX, and Flag. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.
          WHEREAS, each of CKX and the Flag Parties are the beneficial or record owners (the “Members”) of limited liability company membership interests in the Company in the aggregate amount set forth next to such Member’s name on Exhibit A attached hereto (the “Interests”);
          WHEREAS, pursuant to the Purchase Agreement, the Company, CKX and Flag agreed to effect the Reorganization by, among other things (i) establishing NEWCO Inc. and (ii) requiring all members of the Company to contribute to NEWCO Inc. certain of their Interests in the Company for shares of common stock of NEWCO Inc;
          WHEREAS, pursuant to the Purchase Agreement, as soon as reasonably practical following the Reorganization, CKX has agreed to effect the Stockholder Distribution;
          WHEREAS, pursuant to the Purchase Agreement, following the Reorganization, Flag has agreed to effect the Mandatory Distribution; and
          WHEREAS, this Agreement provides the terms and conditions under which all or a portion of the Flag Parties’ (and in certain cases, CKX’s) Interests (or following the Reorganization, the Members’ capital stock of NEWCO Inc.) shall be subject to mandatory repurchase by the Company.
          NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
     1. Addition of NEWCO Inc. As soon as reasonably practical following the effectiveness of the Reorganization, the Members shall cause NEWCO Inc. to agree to be bound by the terms and conditions of this Agreement, as if it were a party to this Agreement on the date hereof, by signing and delivering a customary joinder agreement (a “Joinder”)
     2. Repurchase Right.
          (a) In the event that no Termination Event (as defined below) shall have occurred prior to the second anniversary of the date upon which the Stockholder Distribution occurs (the “Anniversary Date”), then each of the Flag Parties shall offer, and the Company or NEWCO Inc., as the case may be, shall purchase (the “Repurchase”), on a pro rata basis based on the Flag

Parties’ respective ownership percentages, an aggregate number of Interests or shares of common stock of NEWCO Inc. (the “NEWCO Stock”), as the case may be, for an amount equal to $0.01 per Interest or share, such that, following such repurchase, the aggregate value of the Interests acquired pursuant to the Purchase Agreement or resulting NEWCO Stock, as the case may be (the “Purchased Securities”) shall not be less than $100,000,000 (the “Fair Market Value”), based on the average closing price per share of such NEWCO Stock for the 30-day period prior to the Anniversary Date and the Liquidity Test (as defined below) is satisfied, or if NEWCO Stock is not publicly traded or the Liquidity Test is not satisfied, the fair market value of such Purchased Securities as determined in writing (the “Appraisal Report”) by a nationally recognized independent appraisal firm to be selected by the parties to this Agreement (the “Appraiser”); provided, however, that in the event that the proposed transaction between 19X Acquisition Corp., a Delaware corporation (“19X”), and CKX, whereby 19X shall merge with and into CKX, with CKX being the surviving corporation in the merger (the “Merger”), shall become effective (or any similar transaction shall become effective), then (i) CKX shall become a Flag Party for all purposes of this Agreement and its Purchased Securities shall be subject to the Repurchase on a pro rata basis; (ii) the Fair Market Value for all purposes of this Agreement shall be reduced to $50,000,000; and (iii) the Purchased Securities shall include only the Interests acquired pursuant to the Purchase Agreement or resulting NEWCO Stock, as the case may be, that are the subject of the Stockholder Distribution. Notwithstanding the foregoing, each of the Flag Parties shall have the option, in their sole and absolute discretion, to contribute cash to NEWCO Inc. in lieu of redeeming NEWCO Stock as set forth above.
          (b) The Repurchase Right shall not become effective with respect to the Interests or NEWCO Stock until the Anniversary Date.
          (c) Each of the parties to this Agreement shall have ten days from the date the Appraisal Report is received to object to the valuation contained in the Appraisal Report by providing notice in writing to each of the other parties hereto. In the event any party objects to the valuation report, the parties hereto shall select another nationally recognized independent Appraiser to conduct a subsequent appraisal and the valuation shall be the average of both valuations. The Company shall pay the costs and expenses of any Appraiser appointed pursuant to this Agreement.
          (d) The parties hereto hereby agree that any determination made under this Agreement, including, but not limited to, the amount of Interests or shares of NEWCO Stock subject to the Repurchase or as to the occurrence of a Termination Event, shall be made in good faith and in the reasonable judgment of the Board of Directors of the Company subject to the consent of the Flag Parties (such consent not to be unreasonably withheld). In the event that the Board of Directors of the Company and the Flag Parties cannot agree on any matter, then such matter shall be promptly referred to an independent third party that is an expert in the subject matter of the dispute and is mutually agreed to by the Board of Directors of the Company and the Flag Parties. The Company shall pay the costs and expenses of any such third party expert.
     3. Termination Event. A “Termination Event” shall be deemed to have occurred in the event that:

          (a) the average closing price per share of publicly traded NEWCO Stock for any consecutive 30-day period following the date of the consummation of the Stockholder Distribution shall have been at least such price per share that attributes an aggregate value to the Purchased Securities of not less than the Fair Market Value; provided that there is trading volume that evidences sufficient liquidity during such period to support the determination that such per share price accurately reflects an attributable value to the Purchased Securities of not less than the Fair Market Value (the “Liquidity Test”);
          (b) NEWCO Inc. shall have consummated the Rights Offering or any other private placement or public offering of equity or equity-linked securities that reasonably provides an attributable pre-money value to the Purchased Securities of not less than the Fair Market Value;
          (c) NEWCO Inc. shall have received a standby purchase or other firm backstop arrangement (including, without limitation, the Back-Stop Arrangement), subject only to those terms and conditions customary for such an arrangement which are reasonably satisfactory to the board of directors of CKX, that effectively underwrites any of the securities offerings described in the foregoing clause (b);
          (d) if CKX breaches in any material respect, its obligations under the Purchase Agreement or any of the other agreements contemplated thereby or provided therein, which has a materially adverse effect on the Fair Market Value; or
          (e) a transaction is consummated the result of which is that NEWCO Inc. ceases to be subject to the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, or if the Company or NEWCO Inc. becomes a party to a transaction involving a merger, consolidation, recapitalization, sale of stock or other similar transaction; provided that any such transaction either (i) provides an attributable pre-money value to the Purchased Securities of not less than the Fair Market Value or (ii) is approved by a majority of the stockholders of NEWCO Inc. who are unaffiliated with Flag, Sillerman, Torino and Kanavos.
Notwithstanding any provision herein to the contrary, no transaction of the type contemplated by clause (e) of this Section 3 shall be effected unless either of the two conditions contained in the proviso of such clause (e) is satisfied.
     4. Transfers.
          (a) Each of the Members agree that it will not, until the Anniversary Date, directly or indirectly, transfer any of its Interests or shares of capital stock of NEWCO Inc. except in accordance with the terms of this Agreement and any attempt by any Member to transfer the Interests or such shares not in accordance with the terms of this Agreement shall be null and void.
          (b) Each of the Members agree that, in addition to the other requirements imposed herein relating to transfer, until the Anniversary Date it will not transfer any of its Interests or shares of capital stock of NEWCO Inc. except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) pursuant to an exemption from the registration requirements under the Securities Act.

          (c) Notwithstanding any provision herein to the contrary, a Member may transfer at any time any or all of its Interests or shares of capital stock of NEWCO Inc. to a third party who signs and delivers a Joinder and thereby becomes party to this Agreement.
          (d) Notwithstanding any provision herein to the contrary, the transfer restrictions and this Section 4 shall not apply (i) to the Stockholder Distribution or any Purchased Securities distributed in the Stockholder Distribution, (ii) after the Anniversary Date to any Interests or shares of NEWCO Stock, except to the extent subject to the Repurchase (which the Board shall send a notice of as soon as reasonably practicable after the Anniversary Date) or (iii) to any transfer made in connection with the Mandatory Distribution. After the occurrence of the Mandatory Distribution, Flag shall, automatically and with no action on the part of any party hereto, no longer be a party to this Agreement.
     5. Legends. The parties hereto agree that each physical certificate representing the Interests or any shares of capital stock of NEWCO Inc. will bear restrictive legends that reference this Agreement and the transfer restrictions contained in Section 4 hereof.
     6. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by the other party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. The parties hereto waive any claim of defense that there is an adequate remedy at law for such breach or threatened breach.
     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for principles of conflict of laws.
     8. Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Company shall not grant any party hereto a waiver unless it grants a similar waiver to the other parties hereto.
     9. Partial Invalidity. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its or any other provision’s legality, validity or enforceability under the law of any jurisdiction.
     10. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, together with the Purchase Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.
     11. Amendments. This Agreement may not be amended, modified or supplemented except by a writing executed by each of the parties; provided, however, that neither this Agreement nor any provision hereof shall be amended, modified or supplemented if such amendment, modification or supplement adversely impacts the rights set forth herein of the holders of any publicly traded NEWCO Stock in a manner that is disproportionate to the adverse impact on the rights of the other holders of shares of NEWCO Stock.

     12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof.
     13. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Each of the holders of shares of NEWCO Stock who received such stock as a distribution or dividend from CKX is intended as a third party beneficiary of this Agreement; provided that such benefit shall be limited solely to such holder’s right to (i) seek and enforce a remedy of specific performance to compel NEWCO Inc. and the board of directors of NEWCO Inc. to enforce and perform the provisions of this Agreement in accordance with the terms hereof or (ii) in the event that such remedy of specific performance is determined by a court of competent jurisdiction to be unavailable or is contested by the board of directors of NEWCO Inc., then seek monetary damages from NEWCO Inc.
     14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties at the address shown on the books and records of the Company. The parties may change its address by giving written notice of such change to the other party in the manner provided in this Section.
     15. Mandatory Distribution. If the Mandatory Distribution does not occur, then the parties hereto shall agree on such reasonable modifications to this Agreement as are necessary to give effect to the intent of this Agreement that only the equity interests of the Company or NEWCO Inc. held by Sillerman, Kanavos and Torino are subject to the right to Repurchase and the other provisions set forth in this Agreement.
     16. Adjustments. Other than with respect to the transactions contemplated by this Agreement and the Purchase Agreement, in the event that, after the date hereof, the Company or NEWCO Inc. shall effect any stock dividends, splits, reverse splits, combinations, reclassifications or any similar events with respect to the Interests or NEWCO Stock, then the terms of this Agreement shall be appropriately adjusted for any such dividends, splits, reverse splits, combinations, reclassifications or such similar events so that the parties hereto retain their relative rights and obligations with respect to the Purchased Securities.
     17. Termination. This Agreement shall terminate upon the earliest to occur of (i) a Termination Event and (ii) the Anniversary Date, except to the extent necessary to allow the Company to exercise its rights pursuant to Section 2, in which case it shall terminate after the Company has exercised its rights in Section 2.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

FX LUXURY REALTY, LLC
/s/ Paul C. Kanavos
Name:	Paul C. Kanavos
Title:	Chairman and Chief Executive Officer

CKX, INC.
/s/ Michael G. Ferrel
Name:	Michael G. Ferrel
Title:	President

FLAG LUXURY PROPERTIES, LLC
/s/ Paul C. Kanavos
Name:	Paul C. Kanavos
Title:	Chairman and Chief Executive Officer

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

/s/ Brett Torino
Brett Torino

/s/ Paul C. Kanavos
Paul C. Kanavos

[Repurchase Agreement]